Exhibit 99.1

Codorus Valley Bancorp, Inc.
Reports an Increase in Annual Earnings
For the Year 2013

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (January 17, 2014)

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) for the year 2013 of $10,316,000 or $2.17 per share basic, $2.13 per share diluted, compared to $9,010,000 or $1.93 per share basic, $1.91 per share diluted, earned in the year 2012. For the quarter ended December 31, 2013, the Corporation earned $2,519,000 or $0.53 per share basic, $0.52 per share diluted, compared to $2,391,000 or $0.51 per share basic, $0.50 per share diluted, for the quarter ended December 31, 2012.

President and CEO Larry J. Miller commented, “We are pleased with the Corporation’s financial performance for the year 2013, which enabled us to pay cash dividends totaling $0.46 per common share, an increase of $0.06 or 15 percent per share, distribute a 5 percent stock dividend and improve the price of the company’s stock from the prior year-end. In addition to our focus on profitable operations, we also concentrated on expanding the banking franchise. During the year PeoplesBank opened two banking offices, one in downtown Hanover, PA (May) and the other in Dover, PA (September). To date, both offices have contributed to the growth of loans and deposits. We have also been busy this year planning and laying the groundwork to celebrate a very special event in 2014, PeoplesBank’s 150th anniversary! To commemorate this important milestone in our history, we have many special activities and events planned throughout 2014, which we’ll advertise under the banner of our anniversary theme—Proud of Our Past, Focused on Your Future.”

As recently announced, the Corporation’s Board of Directors declared a regular quarterly cash dividend of $0.12 per common share on January 14, 2014, payable on February 11, 2014, to shareholders of record at the close of business on January 28, 2014.

Fourth quarter commentary

Items worthy of mention for the quarter ending December 31, 2013, include:

•	Net income available to common shareholders for the fourth quarter of 2013 increased $128,000 or 5 percent compared to the fourth quarter of 2012. Earnings were driven primarily by a 10 percent increase in net interest income, which resulted from an increase in interest income from a larger volume of earning assets, principally commercial loans, and a decrease in the cost of deposits. The increase in net interest income, more than offset a decrease in noninterest income and an increase in noninterest expense, which are described below under the Review of Operations for the full year 2013.

•	At December 31, 2013, the Corporation’s nonperforming assets ratio was 2.24 percent, compared to 1.64 percent at December 31, 2012. The increase in the ratio was due largely to the reclassification of a $5.5 million commercial loan to nonaccrual status in the fourth quarter of this year. Management has established an appropriate allowance for this account while it evaluates its collection options.

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Additional financial information, which like all information contained herein is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Review of operations

For the full year 2013, net income available to common shareholders totaled $10,316,000, an increase of $1,306,000 or 14 percent compared to the year 2012. The increase in earnings was due primarily to an increase in net interest income and, to a lesser degree, decreases in the provision for loan losses and preferred stock dividends, which more than offset a decrease in noninterest income and an increase in noninterest expense, as described below.

The $2,368,000 or 7 percent increase in net interest income was due primarily to a decrease in funding costs resulting from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates. An increase in interest income from an increase in the average volume of loans also contributed to the increase in net interest income, although the volume effect was muted by lower yields, a reflection of the low interest rate environment.

The $280,000 or 16 percent decrease in the provision for loan losses was due primarily to a decrease in the level of net charge-offs for the year and adequacy of the allowance for loan losses.

The $436,000 or 5 percent decrease in noninterest income was primarily the result of decreases in gains from the periodic sale of investment securities, net gain from the sale of loans held for sale and income from mutual fund, annuity and insurance sales. Gains from the sale of U.S. agency mortgage-back securities were greater in the year 2012 as selected instruments that no longer met the Corporation’s investment standards were liquidated in that year. Net gain from the sale of loans held for sale, principally residential mortgages, for the year 2013 was adversely affected by a sharp decrease in refinancing demand as a result of saturation and an increase in market interest rates. The decrease in income from mutual fund, annuity and insurance sales for the year 2013 reflected a decrease in sales volume and loss of accounts as a result of staff resignations. Core noninterest income, which excludes gains or losses from the sale of securities, decreased $92,000 or 1 percent for the year 2013, compared to the year 2012.

The $226,000 or 1 percent increase in noninterest expense was driven primarily by a 10 percent increase in personnel expense, which resulted from expanding the banking franchise and normal business growth. A significant reduction in impairment costs associated with foreclosed real estate more than offset the increase in personnel expense, which kept the overall increase in noninterest expense to a minimum.

The $814,000 or 26 percent increase in the provision for income taxes was due to the 16 percent increase in income before income taxes.

The $134,000 or 35 percent decrease in preferred stock dividends was the result of a decrease in the dividend rate caused by the addition of loans that qualified for the U.S. Treasury’s Small Business Lending Fund Program. Dividends under this program were 1 percent for the year 2013, compared to approximately 1.5 percent for the year 2012.

Review of financial condition

On December 31, 2013, total assets were approximately $1.15 billion, representing a $91 million or 9 percent increase, compared to December 31, 2012. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits and low-rate advances from the Federal Home Loan Bank of Pittsburgh. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

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As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions as provided in the Financial Highlights section of this Earnings Release.

About Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Forward-looking statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest income	$12,319	$11,819	$46,972	$46,512
Interest expense	2,114	2,519	8,619	10,527
Net interest income	10,205	9,300	38,353	35,985
Provision for loan losses	500	600	1,470	1,750
Noninterest income	1,855	2,156	7,754	8,190
Noninterest expense	8,012	7,512	30,154	29,928
Income before income taxes	3,548	3,344	14,483	12,497
Provision for income taxes	966	890	3,917	3,103
Net income	2,582	2,454	10,566	9,394
Preferred stock dividends	63	63	250	384
Net income available to common shareholders	$2,519	$2,391	$10,316	$9,010
Basic earnings per common share	$0.53	$0.51	$2.17	$1.93
Diluted earnings per common share	$0.52	$0.50	$2.13	$1.91

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2013	2012
Cash and short term investments	$15,062	$49,757
Investment securities	233,483	236,925
Loans	859,898	740,225
Allowance for loan losses	(9,975)	(9,302)
Net loans	849,923	730,923
Premises and equipment, net	14,599	11,493
Other assets	37,574	30,639
Total assets	$1,150,641	$1,059,737

Deposits	$925,303	$901,307
Borrowed funds	110,856	50,171
Other liabilities	6,833	6,928
Shareholders’ equity	107,649	101,331
Total liabilities and shareholders’ equity	$1,150,641	$1,059,737

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Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2013	2013	2013	2013	2012	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2013	2012
Earnings and Per Share Data (7) (in thousands, except per share data)
Net income available to common shareholders	$2,519	$2,615	$2,583	$2,599	$2,391	$10,316	$9,010
Basic earnings per common share	$0.53	$0.55	$0.55	$0.55	$0.51	$2.17	$1.93
Diluted earnings per common share	$0.52	$0.54	$0.54	$0.54	$0.50	$2.13	$1.91
Cash dividends paid per common share	$0.114	$0.114	$0.105	$0.105	$0.100	$0.438	$0.364
Book value per common share	$17.22	$16.98	$16.49	$16.59	$16.22	$17.22	$16.22
Tangible book value per common share	$17.22	$16.98	$16.49	$16.59	$16.22	$17.22	$16.22
Average common shares outstanding	4,786	4,751	4,731	4,710	4,691	4,745	4,664
Average diluted common shares outstanding	4,892	4,845	4,818	4,796	4,768	4,839	4,727

Performance Ratios (%)
Return on average assets (4)	0.91	0.97	0.98	1.01	0.93	0.96	0.90
Return on average equity (4)	9.57	10.26	10.13	10.39	9.69	10.08	9.55
Return on average realized equity (1)(4)	9.86	10.51	10.63	10.98	10.35	10.48	10.22
Net interest margin (2)	3.88	3.78	3.79	3.86	3.82	3.83	3.81
Efficiency ratio (3)	64.26	64.39	60.86	62.42	63.03	63.01	65.65
Net overhead ratio (6)(4)	2.18	2.12	1.91	1.99	2.02	2.05	2.13

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (4)	(0.01)	0.08	0.31	0.04	0.05	0.10	0.16
Allowance for loan losses to total loans (5)	1.16	1.16	1.23	1.25	1.26	1.16	1.26
Nonperforming assets to total loans and foreclosed real estate	2.24	1.67	1.89	2.04	1.64	2.24	1.64

Capital Ratios (%)
Average equity to average assets	9.49	9.42	9.67	9.73	9.55	9.57	9.45
Tier 1 leverage capital ratio	10.18	10.19	10.28	10.29	10.02	10.18	10.02
Tier 1 risk-based capital ratio	12.77	12.99	13.52	13.52	13.59	12.77	13.59
Total risk-based capital ratio	13.88	14.08	14.68	14.70	14.79	13.88	14.79

(1)  excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2)  net interest income (tax-equivalent) as a percentage of average interest earning assets

(3)  noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4)  annualized for the quarterly periods presented

(5)  excludes loans held for sale

(6)  noninterest expense less noninterest income as a percentage of average assets

(7)  per share amounts and shares outstanding were adjusted for common stock dividends

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